JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”);

WHEREAS, Cygnus Capital, Inc., a Wyoming corporation, Cygnus Opportunity Fund, LLC, a Delaware limited liability company, Cygnus Property Fund IV, LLC, a Delaware limited liability company, Cygnus Property Fund V, LLC, a Delaware limited liability company, Cygnus Capital Advisers, LLC, a Wyoming limited liability company, Cygnus General Partners, LLC, a Wyoming limited liability company, Cygnus Capital Real Estate Advisors II, LLC, a Wyoming limited liability company and Christopher Swann (collectively, “Cygnus”), Richard Burns, Shannon M. Johnson, William C. Miller, Jr., and Roderick W. Newton II (together with Mr. Swann, the “Nominees”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2021 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 30th day of December 2020 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       Subject to the obligations set forth in Section 3 below, so long as this Agreement is in effect, each of the Nominees shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.       So long as this Agreement is in effect, each of the Nominees agrees to provide Cygnus advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Cygnus has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any of the Nominees. Each of the Nominees agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without the prior written consent of Cygnus.

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       Cygnus shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses. No Nominee shall incur any expenses with his or her involvement with the Company, individually or on behalf of the Group, without the prior written consent of Cygnus.

6.       Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Cygnus, or its representatives. Each of the Nominees further agrees that so long as the Agreement is in effect, he or she shall not communicate on behalf of the Group with regards to the Company without the prior written consent of Cygnus.

7.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.

8.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.       In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.       Any party hereto may terminate his/her/its obligations under this Agreement on five (5) business days’ written notice to all other parties, with a copy by email, return receipt requested, to Elizabeth Gonzalez-Sussman at Olshan, egonzalez@olshanlaw.com.

11.       Each party acknowledges that Olshan shall act as counsel for both the Group and Cygnus and its affiliates relating to their investment in the Company.

12.       Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

Cygnus Opportunity Fund, LLC

By:	Cygnus General Partners, LLC, its general partner

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Property Fund IV, LLC

By:	Cygnus Capital Real Estate Advisors II, LLC, its general partner

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Property Fund V, LLC

By:	Cygnus Capital Real Estate Advisors II, LLC, its general partner

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Capital Advisers, LLC

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus General Partners, LLC

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Capital Real Estate Advisors II, LLC

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Capital, Inc.

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

/s/ Christopher Swann
Christopher Swann

/s/ Richard Burns
Richard Burns

/s/ Shannon M. Johnson
Shannon M. Johnson

/s/ William C. Miller, Jr.
William C. Miller, Jr.

/s/ Roderick W. Newton II
Roderick W. Newton II